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                                  Exhibit 99.1


Paradigm Technology Stockholders Approve Proposals

         MILPITAS, Calif.--(BUSINESS WIRE)--(Oct. 3, 1997--Paradigm Technology Inc. (Nasdaq:PRDM) Friday announced that at a Special Meeting of Stockholders held on September 26, 1997, stockholders voted upon and approved the following proposals: 1) the elimination of the restriction on the number of shares of Common Stock issuable upon conversion of the Company's 5 Percent Series A Convertible Redeemable Preferred Stock, 2) the elimination of the restriction on the number of shares of Common Stock issuable upon conversion of the Company's 5 Percent Series B Convertible Redeemable Preferred Stock, and 3) a proposed transaction or series of transactions to sell up to 5,000,000 shares of Common Stock or Preferred Stock (convertible into Common Stock) and to grant rights to elect a majority of the directors of the Company, which might result in the issuance of more than 20 Percent of the Company's outstanding Common Stock and a change in control of the Company.

         The approval by the stockholders of proposal numbers 1 and 2 will allow for the full conversion of the Company's Series A Preferred Stock and the Series B Preferred Stock into Common Stock. In addition, the Company will no longer be subject to mandatory redemption of its Series A Preferred Stock or Series B Preferred Stock. Approval of proposal number 3 will allow the Company to raise additional capital.

         With headquarters in Milpitas, Paradigm Technology designs, develops and markets high-speed, high-density SRAM semiconductor devices to meet the needs of advanced telecommunications, networking, workstations, high-performance PCs, advanced modems and complex military/aerospace applications.

         The Company focuses on high-performance, sub-10ns SRAMs where its technology and product design leadership can best be utilized. Paradigm maintains a web site at www.prdm.com.

         CONTACT:         Paradigm Technology Inc., Milpitas
                          Michael Gulett, 408/954-0500
                                       or
                          Self & Associates
                          Trudy M. Self, 818/880-5437

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